Exhibit 99.1

NEWS RELEASE
Investor Relations 301-770-3099 | www.nabi.com

FOR IMMEDIATE RELEASE

Nabi Biopharmaceuticals Announces First Quarter 2009 Financial Results

Rockville, Maryland, May 6, 2009 – Nabi Biopharmaceuticals (NASDAQ: NABI) today announced its first quarter financial results for the three month period ended March 28, 2009. The Company reported a net loss from continuing operations of $7.0 million, or $0.14 per share, compared to a net loss of $7.5 million, or $0.14 per share, for the period ended March 29, 2008. Including results from discontinued operations, Nabi had a net loss of $7.0 million, or $0.14 per share, for the current period compared to a net loss of $7.2 million, or $0.13 per share in the first quarter of 2008. The 2008 results have been adjusted to reflect the retrospective application of FSP 14-1 accounting rules for convertible debt instruments that were adopted in the first quarter of 2009.

General and Administrative expenses were $3.1 million for the quarter ended March 28, 2009 compared to $5.1 million in the prior year period. This $2 million decrease reflects our ongoing efforts to reduce overall infrastructure costs. Research and Development expenses were $3.8 million in the first quarter of 2009 compared to $3.2 million in 2008, reflecting increased activity.

Net cash used in operating activities from continuing operations was $6.5 million for the first quarter, compared to $5.3 million used in the first quarter of 2008. Cash, cash equivalents and marketable securities totaled $123.3 million at March 28, 2009. This balance excludes $10.2 million of restricted cash related to discontinued operations. This restricted cash is held in escrow to support any valid indemnification claims made by Biotest. During the first quarter, the Company repurchased 127,742 shares of common stock for a total of $411 thousand. A total of 10.2 million shares have been repurchased since the inception of the repurchase plan in December 2007 at an average cost of $3.65 per share. The plan has a remaining balance of $27.7 million from the originally authorized amount of $65 million. Subsequent to the quarter end, the Company also repurchased $10.4 million, par value, of its 2.875% convertible senior notes for $10.1 million, a discount of $0.3 million. The remaining balance of these notes is $6.0 million, par value.

“The successful completion of the strategic alternatives process remains our key corporate goal. Although this has taken longer than anticipated, we believe that the attractiveness of our pipeline products will result in the successful culmination of our strategic alternatives process and generate value for our shareholders. We continue to advance dialogues with multiple parties who are interested in our product pipeline,” said Dr. Raafat Fahim, President and Chief Executive Officer of Nabi Biopharmaceuticals. At the same time we continue to move forward with our product development while controlling our costs and cash utilization. We are making all the necessary preparations for the NicVAX Phase 3 trials while pursuing a strategic partner to help us complete the development and future commercialization of this vaccine. Work also continues in our collaborative efforts with the NIAID and Department of Defense to advance the development of PentaStaph in the fight against S. aureus infections.”

On March 31, 2009, we received a notice of indemnification claims from Biotest Pharmaceuticals Corporation seeking indemnification for losses relating to alleged breaches of representations and warranties under the terms of the Asset Purchase Agreement dated as of September 11, 2007 between us and Biotest. In the notice, Biotest estimated that its losses may total approximately $56 million under certain circumstances. Biotest seeks indemnification for losses in connection with two alleged breaches by Nabi of representations in the Asset Purchase Agreement. The first alleged breach relates to a contract we assigned to Biotest. We believe that Biotest’s indemnification claims based on this alleged breach, which account for approximately

$50.4 million of Biotest’s estimated losses, are without merit. The second alleged breach relates to local permits for construction of our manufacturing facility in Boca Raton, which was transferred to Biotest. To date, Biotest has not produced information substantiating this second claim, which accounts for approximately $5.6 million of Biotest’s estimate. We believe that Biotest’s estimated losses based on the permit-related claim are speculative and appear to be based on claimed delays that have yet to occur. Biotest’s claims notice had the effect of preventing the April 15, 2009 scheduled release of the $10 million in cash sale proceeds that was escrowed to support our indemnification obligations. Our maximum liability for such indemnification claims related to breaches of representations and warranties is capped at 25% of the $185 million purchase price paid to us, or about $46 million. We have responded to Biotest by denying any liability with respect to the claims. We intend to vigorously contest and defend against these claims and seek release of the escrowed funds. Based on the information we have received to date from Biotest and after consultation with our outside legal counsel, we believe that Biotest’s contract-related claim is without merit and the permit-related claim is unsubstantiated.

Financial Results Conference Call and Webcast Information

The Company will host a live webcast at 4:30 p.m. EDT today to discuss these results. The live webcast can be accessed at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=100445&eventID=2195269

(Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your browser. Remove the space if one exists.) or via the Nabi Biopharmaceuticals website at http://www.nabi.com.

If you do not have Internet access, the U.S./Canada call-in number is 866-761-0748 and the international call-in number is 617-614-2706. The passcode is 64339239. An audio replay will be available for U.S./Canada callers at 888-286-8010 and for international callers at 617-801-6888. The replay passcode is 61854298.

The press release and an archived version of the webcast will be available on the company’s website at http://www.nabi.com. The audio replay also will be available through May 12, 2009.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals leverages its experience and knowledge in powering the immune system to develop products that target serious medical conditions in the areas of nicotine addiction and gram-positive bacterial infections. Nabi Biopharmaceuticals is currently developing NicVAX® (Nicotine Conjugate Vaccine), an innovative and proprietary investigational vaccine for treatment of nicotine addiction and prevention of smoking relapse, and PentaStaphTM (Pentavalent S. aureus Vaccine), a vaccine designed to prevent the most dangerous and prevalent strains of S. aureus bacterial infections. The company is headquartered in Rockville, Maryland. For additional information about Nabi Biopharmaceuticals, please visit our Web site:http://www.nabi.com.

Forward-Looking Statements

Statements in this release that are not strictly historical are forward-looking statements and include statements about products in development, results and analyses of clinical trials and studies, research and development expenses, cash expenditures, licensure applications and approvals, and alliances and partnerships, among other matters. You can identify these forward-looking statements because they involve our expectations, intentions, beliefs, plans, projections, anticipations, or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to, risks relating to our ability to: successfully partner with third parties to fund, develop, manufacture and/or commercialize our products in development; defend against indemnification claims by Biotest; initiate and conduct clinical trials and studies; raise sufficient new capital resources to fully develop and commercialize our products in development; attract, retain and motivate key employees; collect further milestone and royalty payments under the PhosLo Agreement; obtain regulatory approval for our products in the U.S. or other markets; successfully contract with third party manufacturers for the manufacture and supply of NicVAX and PentaStaph; and comply with reporting and payment obligations under government rebate and pricing programs. Some of these factors are more fully discussed, as are other factors, in our Annual Report on Form 10-K for the fiscal year ended December 27, 2008 filed with the Securities and Exchange Commission and our Quarterly Report on Form 10-Q for the period ended March 28, 2009 to be filed with the Securities and Exchange Commission.

Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 28, 2009	December 27, 2008 (as adjusted)
ASSETS
Current assets:
Cash and cash equivalents	$114,190	$106,438
Marketable securities	9,135	23,900
Prepaid expenses and other current assets	1,464	1,430
Assets of discontinued operations (including restricted cash)	10,358	10,409

Total current assets	135,147	142,177
Property and equipment, net	1,200	1,315
Other assets	756	730

Total assets	$137,103	$144,222

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,486	$1,226
Accrued expenses and other current liabilities	2,225	3,030
Current liabilities of discontinued operations	3,358	3,381

Total current liabilities	7,069	7,637
2.875% convertible senior notes, net	15,423	15,202

Total liabilities	22,492	22,839
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock	—	—
Common stock	6,247	6,239
Capital in excess of par value	363,705	363,001
Treasury stock	(42,598)	(42,187)
Other comprehensive income	1	60
Accumulated deficit	(212,744)	(205,730)

Total stockholders’ equity	114,611	121,383

Total liabilities and stockholders’ equity	$137,103	$144,222

Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	For the Three Months Ended
	March 28, 2009	March 29, 2008 (as adjusted)
Operating expenses:
General and administrative expenses	$3,090	$5,133
Research and development expenses	3,766	3,205

Operating loss	(6,856)	(8,338)
Interest income	187	2,038
Interest expense	(361)	(1,552)
Other income (expense), net	(16)	131

Loss from continuing operations before income taxes	(7,046)	(7,721)
Benefit from income taxes	—	195

Loss from continuing operations	(7,046)	(7,526)
Discontinued operations:
Income from discontinued operations, net of tax provision	—	299

Income from discontinued operations	—	299

Net loss	$(7,046)	$(7,227)

Basic and diluted (loss) income per share:
Continuing operations	$(0.14)	$(0.14)
Discontinued operations	0.00	0.01

Basic and diluted (loss) income per share	$(0.14)	$(0.13)

Basic and diluted weighted average shares outstanding	51,130	52,973

Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Three Months Ended
	March 28, 2009	March 29, 2008 (as adjusted)
Cash flow from operating activities:
Loss from continuing operations	$(7,046)	$(7,526)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities from continuing operations:
Depreciation and amortization	135	148
Non-cash intra-period tax allocation	—	(195)
Accretion of discount on convertible senior notes	221	900
Non-cash compensation	452	1,307
Other	—	66
Changes in assets and liabilities:
Prepaid expenses and other assets	(80)	196
Accounts payable, accrued expenses and other	(214)	(210)

Total adjustments	514	2,212

Net cash used in operating activities from continuing operations	(6,532)	(5,314)
Net cash provided by operating activities from discontinued operations	28	2,838

Net cash used in operating activities	(6,504)	(2,476)

Cash flow from investing activities:
Proceeds from sales and maturities of marketable securities, net	14,737	1,600
Capital expenditures	—	(20)
Proceeds from sales of assets	—	91

Net cash provided by investing activities from continuing operations	14,737	1,671
Net cash provided by investing activities from discontinued operations	—	—

Net cash provided by investing activities	14,737	1,671

Cash flow from financing activities:
Proceeds from issuances of common stock for employee benefit plans	262	3
Purchase of common stock for treasury	(743)	(18,658)
Other financing activities	—	(82)

Net cash used in financing activities from continuing operations	(481)	(18,737)
Net cash used in financing activities from discontinued operations	—	(340)

Net cash used in financing activities	(481)	(19,077)

Net increase (decrease) in cash and cash equivalents	7,752	(19,882)
Cash and cash equivalents at beginning of period	106,438	217,606

Cash and cash equivalents at end of period	$114,190	$197,724

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